Exhibit 10.10

ORTHO-CLINICAL DIAGNOSTICS BERMUDA CO. LTD.

2014 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

GRANT NOTICE

Unless otherwise defined herein, the terms defined in the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”), Appendix A attached hereto, and Appendix B attached hereto (collectively, the “Agreement”).

You have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:	[_________]

Total Number of Shares	[_________]
Subject to the Option:

Exercise Price per Share:	$[_________]

Grant Date:	[_________]

Type of Option:	Incentive Stock Option

Final Expiration Date:	[_________]

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A, depending on the classification of the Option as follows:

	Time Options:	[____] Shares Subject to the Option

	Performance Options:	[____] Shares Subject to the Option

Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendix A and Appendix B to the Agreement) and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

ORTHO-CLINICAL DIAGNOSTICS	OPTIONEE
BERMUDA CO. LTD.

By
Name:
Title:

APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.

GRANT OF OPTION

Section 1.1 Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice to which this Appendix A is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice, this Appendix A and Appendix B). The Optionee hereby agrees that except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Administrator. The Option shall be an Incentive Stock Option to the maximum extent permitted by law.

Section 1.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan.

Section 1.3 Exercise Price. The Exercise Price of a Share covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.

VESTING SCHEDULE; EXERCISABILITY

Section 2.1 Vesting and Exercisability of Time Options.

(a) Time-Based Vesting. Except as provided below, the Time Options shall become vested and exercisable as to 20% of the Shares subject to the Time Options on June 30, 2015 and on each of the first four (4) anniversaries of such date.

(b) Liquidity Event Vesting. Upon the occurrence of a Liquidity Event, all then-unvested Time Options shall vest and become exercisable as of immediately prior to such Liquidity Event, provided the Optionee remains continuously in service as a Service Provider through the date of such Liquidity Event.

Section 2.2 Vesting and Exercisability of Performance Options.

(a) Performance-Based Vesting. Except as provided below, the Performance Options shall be eligible to vest and become exercisable (x) as to 10% of the Shares subject to the Performance Options (each such 10% portion in clause (x), 20% portion in clause (y) and 30% portion in clause (z) a “Tranche”) based on EBITDA performance through the last day of Fiscal Year 2014, (y) as to 20% of the Shares subject to the Performance Options based on EBITDA performance through the last day of each Fiscal Year 2015 through 2017 and (z) as to 30% of the Shares subject to the Performance Options based on EBITDA performance through the last day of Fiscal Year 2018 (each Fiscal Year in clauses (x), (y) and (z) an “Applicable Year”) as follows:

(i) 100% of the Tranche for an Applicable Year shall vest and become exercisable if and when the Administrator determines that the EBITDA attained for the Applicable Year equals or exceeds the EBITDA Target for the Applicable Year;

(ii) if and when the Administrator determines that the EBITDA attained for the Applicable Year is less than the EBITDA Target for the Applicable Year but greater than or equal to 90% of the EBITDA Target for the Applicable Year, then the Tranche for such Applicable Year shall vest as to a percentage determined by adding (1) 50% and (2) the product of (A) the number 5 and (B) the difference between the percentage amount of the EBITDA Target for the Applicable Year actually attained (rounded down to the nearest one-tenth of one percent) and 90.0%. For example, if the EBITDA attained for the 2015 Applicable Year is 92.5% of the EBITDA Target for the 2015 Applicable Year, then 62.5% of the 2015 Tranche would vest (50% + (5 x (92.5%—90.0%) = 62.5%); and

(iii) notwithstanding the foregoing, in the event that any portion of a Tranche that was eligible to vest in a particular Applicable Year does not vest due to the Company’s failure to attain the EBITDA Target for the Applicable Year, then the unvested portion of the Tranche shall nevertheless remain eligible to vest and become exercisable at the end of any subsequent Applicable Year (a “Catch-Up Year”) if and when the Administrator determines that the EBITDA attained for the Catch-Up Year equals or exceeds the EBITDA Target for such Catch-Up Year.

(b) Administrator Determination of Performance Vesting. The Administrator shall make the determination as to whether the Financial Targets for an Applicable Year have been met and shall determine the extent, if any, to which the Performance Options have become vested and exercisable as soon as reasonably practicable following the last day of the Applicable Year, with the expectation that such determination will be made within 120 days following the last day of such Applicable Year (the actual date of such determination, the “Performance Determination Date”), provided that the vesting date of such Performance Options shall be the last day of the Applicable Year.

(c) Liquidity Event Vesting. Subject to Section 2.3, if in connection with a Liquidity Event, the Administrator determines that (i) Liquidity Proceeds equal or exceed two (2) times the Investment and (ii) the IRR equals or exceeds 20% (together the “Liquidity Event Hurdles”), all then unvested Performance Options shall vest and become exercisable as of immediately prior to such Liquidity Event.

Section 2.3 Limitations on Exit Option Vesting. If, upon a Liquidity Event, the vesting of 100% of the Shares subject to the then unvested Performance Options (the “Exit Options”) that are eligible to vest in connection with such transaction pursuant to Section 2.2(c) and the participation of such Exit Options (or the Shares underlying such Exit Options) would result in the failure to satisfy the Liquidity Event Hurdles, as applicable, then the Exit Options shall become vested and exercisable as to the percentage of Shares subject thereto that will result in, as a result of the Liquidity Event, the achievement of the Liquidity Event Hurdles, taking into account the vesting of such Shares subject the Exit Options that so vest and, if applicable, the participation of such Options (or the Shares underlying such Options) in such transaction. Such reduction shall apply pro-rata to all holders of Performance Options and other exit vesting options, as determined by the Administrator.

Section 2.4 Discretionary Vesting. The Administrator in its discretion may accelerate the vesting of any portion of the Option that does not otherwise vest pursuant to Section 2.1 or Section 2.2.

Section 2.5 No Vesting of Options; Forfeiture. Notwithstanding any other provision to the contrary in this Agreement, unless otherwise determined by the Administrator, (a) any portion of the Option that has not become vested and exercisable on or prior to the date of the Optionee’s Termination of Service shall be forfeited on the date of the Optionee’s Termination of Service and shall not thereafter become vested or exercisable and (b) any portion of the Option that is not vested and exercisable as of the occurrence of a Liquidity Event or does not vest and become exercisable as a result of such Liquidity Event shall be terminated without consideration upon the occurrence of such Liquidity Event.

Section 2.6 Exercisability of the Option.    The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested. The date that the applicable portion of the Option becomes vested is referred to herein as the “Exercise Commencement Date.” Subject to Section 8 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall be and shall remain exercisable until it becomes unexercisable under Section 2.7. Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 2.7 Expiration of Option.

(a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The Final Expiration Date;

(ii) Except for such longer period of time as the Administrator may otherwise approve, 180 days following the Optionee’s Termination of Service by the Company or any of its Affiliates without Cause or for Good Reason;

(iii) Except for such longer period of time as the Administrator may otherwise approve, 90 days following the Optionee’s Termination of Service due to Optionee’s resignation without Good Reason;

(iv) Except as the Administrator may otherwise approve, the Optionee’s Termination of Service for Cause; or

(v) Except for such longer period of time as the Administrator may otherwise approve, 12 months following the Optionee’s Termination of Service by reason of the Optionee’s death or Disability.

(b) If the Company has a right to repurchase the Optionee’s Option and/or Shares, the Company may exercise such right regardless of whether the Optionee continues to have a right to exercise the Option under this Section 2.7.

Section 2.8 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.9 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan.

Section 2.10 Manner of Exercise.

(a) Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall concurrently with the exercise of the Option, execute the Stockholders Agreement, unless the Optionee has already executed the Stockholders Agreement.

(b) Notwithstanding any provision of this Agreement or the Plan to the contrary, but subject to applicable law or any applicable listing rules, the exercise price for any vested and exercisable portion of the Option may be paid in the manner described in Section 5(f)(iii) of the Plan without the requirement that the Administrator consent to such manner of exercise, unless such manner of exercise shall at such time be prohibited by any applicable financing agreement, indenture or other similar document to which the Company or any of its subsidiaries is bound.

Section 2.11 Special Tax Consequences. The Optionee acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option, are first exercisable for the first time by the Optionee in any calendar year exceeds $100,000 (or such other limitation as imposed by Section 422(d) of the Code), such excess portion of the Option and such other options shall be treated as not qualifying under Section 422 of the Code but rather shall be considered Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its parents and subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider or shall interfere with or restrict in any way the rights of the Company or its parents and subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 3.2 Application of Plan and Stockholders Agreement. The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement. In the event of a conflict between the terms of this Agreement and the Plan, on the one hand, or the Stockholders Agreement, on the other hand, the terms of the Plan and this Agreement shall control unless specifically stated otherwise in this Agreement. In the event of a conflict between the terms of this Agreement, the Plan or the Stockholders Agreement, on the one hand, or the Optionee’s employment agreement, on the other hand, the terms of the Optionee’s employment agreement shall control. Notwithstanding anything in the foregoing sentence to the contrary, in connection with any action by the Administrator, or where the Plan or Stockholders Agreement states that the Administrator or the Company may take an action (including without limitation, a determination) in its “discretion” or in its “sole discretion,” the Administrator and the Company each agrees that it shall act in good faith, including without limitation with respect to the determination of fair market value (and any references herein to acts made in “good faith” shall not imply or be interpreted to mean that they are the only acts that must be made in “good faith”).

Section 3.3 Adjustments in Financial Targets; Adjustments for Equity Restructurings, Dividends, Etc. The Financial Targets specified in Appendix B are based upon (i) certain revenue and expense assumptions about the future business of the Company, (ii) a management model prepared by the Company for the projected financial performance of the Company and (iii) the continued application of accounting policies used by the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company, any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or changes in generally accepted accounting principles applicable to, or the accounting policies used by, the Company occurs such that an adjustment is determined, in good faith, by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the Option, then the Administrator shall in good faith and in such manner as it may reasonably deem equitable, following consultation with the Company’s Chief Executive Officer, adjust the Financial Targets to reflect the projected effect of such transaction(s) or event(s) on the Financial Targets on a basis no less favorable than any adjustments made for any other member of the Company’s senior executive team. In addition, in connection with any Equity Restructuring, the Administrator will in good faith, make one or more equitable adjustments to the Option as described in Section 8(a) of the Plan. Any adjustments or actions taken with respect to the Option pursuant to Section 8 of the Plan shall be in a manner consistent with and proportionate to the adjustments made to the option of any other member of the Company’s senior executive team in connection with any such Equity Restructuring or other transaction.

Section 3.4 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

ARTICLE IV.

DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 4.1 Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. For the purposes of this Agreement, Affiliates of the Company shall include all Principal Stockholders, except where otherwise specified.

Section 4.2 EBITDA. “EBITDA” for a given Fiscal Year shall mean the consolidated earnings of the Company and its consolidated subsidiaries before interest, taxes, depreciation, amortization, stock-option based and other equity-based compensation expenses, management, transaction and similar fees paid to the Principal Stockholders or their Affiliates, as reflected on the Company’s audited consolidated financial statements for such Fiscal Year, but adjusting for certain extraordinary and non-recurring items as determined by the Administrator.

Section 4.3 EBITDA Target. “EBITDA Target” for any given Applicable Year shall be as set forth in Appendix B of this Agreement, subject to the provisions of Section 3.3.

Section 4.4 Effective Date. “Effective Date” shall mean June 30, 2014.

Section 4.5 Employment Agreement. “Employment Agreement” shall mean that certain Employment Agreement which became effective as of June 30, 2014 between the Optionee and the Company, as may be amended from time to time.

Section 4.6 Exercise Price. “Exercise Price” shall mean the exercise price per Share set forth in the Grant Notice.

Section 4.7 Final Expiration Date. “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 4.8 Financial Targets. “Financial Targets” shall mean the EBITDA Targets set forth on Appendix B.

Section 4.9 Fiscal Year. “Fiscal Year” shall mean the fiscal year of the Company, as in effect from time to time.

Section 4.10 Good Reason. “Good Reason” shall have the meaning set forth in the Employment Agreement.

Section 4.11 Grant Date. “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 4.12 Grant Notice. “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.13 Investment. “Investment” shall mean any investment of funds by the Principal Stockholders, directly or indirectly, in equity securities of the Company and its subsidiaries.

Section 4.14 IRR. “IRR” shall mean, as of the relevant date, the annual, compounded internal rate of return achieved as of such date by the Principal Stockholders in respect of the Investment, which IRR shall be based on the Liquidity Proceeds.

Section 4.15 Liquidity Event. “Liquidity Event” shall mean either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of transactions, of the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Stockholders in exchange for cash, or in the case of any transaction resulting in the exchange for consideration other than cash (“non-cash consideration”) the receipt of cash upon the disposition of such non-cash consideration, such that immediately following such transaction or disposition (or series of transactions or dispositions), the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders is, in the aggregate, less than 30% of the equity securities of the Company or its successor (as such securities may be adjusted for the occurrence of a corporate event) held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders as of the Effective Date; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company, or the Company and its subsidiaries taken as a whole, to any “person” (as such term is defined in Section 13(d)(3) of the Exchange Act) other than to any Principal Stockholders or an Affiliate of any Principal Stockholders.

Section 4.16 Liquidity Proceeds. “Liquidity Proceeds” shall mean, as determined by the Administrator in its sole discretion and (1) excluding any management, transaction or similar fees, (2) assuming the exercise of all options and warrants to purchase equity securities of the Company outstanding as of such date, (3) without duplication and (4) taking into account all post-closing adjustments, the sum of (i) the aggregate amount of any cash, and the aggregate fair market value of any publicly traded securities which the Principal Stockholders are not prohibited from selling, received in connection with the Liquidity Event and any prior disposition of any portion of the Investment or in connection with the disposition of any property (including non-publicly traded securities) previously exchanged for or received in consideration of any portion of the Investment, plus (ii) the aggregate amount of any cash, and the aggregate fair market value of any publicly traded securities which the Principal Stockholders are not prohibited from selling, received from time to time from the Company or any successor in the form of dividends or other stockholder distributions in respect of the Investment plus (iii) the aggregate value of any cash received upon disposition of any non-cash dividends or other non-cash stockholder distributions (other than dividends or distribution of publicly traded securities covered in clause (a) or clause (b) above) received from time to time from the Company or any successor in respect of the Investment.

Section 4.17 Performance Options. “Performance Options” shall mean the portion of the Option designated as Performance Options in the Grant Notice.

Section 4.18 Option. “Option” shall mean the option to purchase Common Stock granted under this Agreement.

Section 4.19 Optionee. “Optionee” shall be the Person designated as such in the Grant Notice.

Section 4.20 Plan. “Plan” shall mean the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan.

Section 4.21 Share. “Share” shall mean a share of Common Stock.

Section 4.22 Time Options. “Time Options” shall mean the portion of the Option designated as Time Options in the Grant Notice.

*         *         *

APPENDIX B TO STOCK OPTION AGREEMENT

FINANCIAL TARGETS

(US$ Millions as of the end of the Applicable Year)

Applicable Year
	2014	2015	2016	2017	2018
EBITDA Target